EXHIBIT 99.1

Pall Corporation Third Quarter Sales and Earnings Surge

East Hills, NY (June 03, 2003)—Pall Corporation (NYSE: PLL) today reported sales and earnings results for the third quarter and nine months of fiscal 2003, which ended May 3, 2003.

Sales for the third quarter increased 39½% to $421.5 million compared with $302.4 million last year. Foreign exchange rates increased sales 12% or $36.6 million. Earnings increased nearly 70% and were $44.6 million, or 36 cents per share, excluding restructuring and other charges, compared to last year’s $26.4 million, or 21 cents per share. Reported earnings for the third quarter were $40.4 million, or 33 cents per share.

Sales for the nine months increased 32½% to $1.142 billion compared to $861.9 million last year. Foreign exchange rates increased sales 8% or $68.1 million. Earnings were $92.8 million, or 75 cents per share, excluding restructuring and other charges, compared to last year’s $64.3 million, or 52 cents per share. Restructuring and other charges of $46.4 million, or 36 cents per share (including the pro forma tax effect), were recorded in the nine months primarily to write-off the in-process research and development from the acquired Filtration and Separations Group (“FSG”). This reduced the reported results for the nine months to earnings of $48.6 million, or 39 cents per share.

Eric Krasnoff, Pall’s Chairman and CEO, said, “We are pleased to have produced another solid quarter. Sales increased 39½%. Earnings and earnings per share each increased nearly 70%. Our results exceeded analyst consensus estimates. Cash flow for the nine months was strong and net debt has been reduced by $63 million.

The first nine months of the fiscal year have seen substantial progress on our three main goals. Those are to improve profitability, to aggressively reduce debt and to successfully integrate FSG into Pall. We are well ahead of our targets in each of these areas.

The end of April marked our first anniversary as the “new Pall” with FSG now fully integrated into our sales, marketing and technical organizations. We are selling more to shared and new customers than we could have alone. As important, operating margins have improved to 19.8% from 16.9% in the third quarter last year.

Among the highlights for the quarter:

All Industrial business segments experienced double-digit sales growth in the quarter ranging from 25½ to 57%. In total, Industrial sales were up 47%. Operating profit improved 114% to $43.7 million. The General Industrial segment, which serves industries including food and beverage, water processing and chemicals, achieved sales growth of 57%. Microelectronics posted its fourth consecutive quarter of double-digit sales growth in a semiconductor market that is slowly recovering. Aerospace also turned in a double-digit increase in sales as Military Aerospace sales increased 55%. Commercial Aerospace held steady in the quarter.

Turning to Life Sciences, BioPharmaceuticals grew 16½% compared to last year's third quarter, buoyed by strong biotechnology sales. Medical sales increased 6% sequentially over the second quarter but were flat compared to the same quarter last year. Blood filter sales were down 1½% compared to last year as we continue to focus on improving margins. Third quarter Medical profits came in at 19.5%, building on the pattern of sequential operating profit improvement that began with 7.8% in the first quarter.

By region, Europe posted sales growth of 39%, Asia’s sales grew by 36½% and Western Hemisphere sales were up by 15% compared to last year's third quarter. With sales growth of $33 million in the quarter compared to our second quarter, operating margins in each geography have improved considerably.”

Commenting on the quarter’s earnings growth compared to last year, Mr. Krasnoff said, “The 15 cent improvement in earnings per share is attributable to organic growth, aided by continuing cost reduction programs, FSG synergies and also includes about 4 cents per share for foreign exchange translation. Our estimate of $7 million in acquisition-related synergies for this quarter indicates that full year synergies continue to run ahead of our goal.”

Looking ahead, Mr. Krasnoff continued, “We anticipate earnings per share for the year in the range of $1.14 to $1.19. The midpoint of this range is an increase of 9 cents per share from the midpoint of our prior guidance range and, if achieved, represents a 42% increase from the prior year's 82 cents per share.”

Tomorrow, June 4, 2003, at 8:30 a.m. EST, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company’s website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player audio software. The webcast will be archived for 14 days.

Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water and aerospace. Total revenues in the last twelve months were about $1.5 billion. The Company is headquartered in East Hills, New York. Further information can be found on its Web site www.pall.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company’s success in enforcing its patents and protecting its proprietary products and manufacturing techniques; global and regional economic conditions and legislative, regulatory and political developments; and domestic and international competition in the Company’s global markets. Additional information regarding these and other factors is available on the web at www.pall.com and is included in the Company’s reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at: www.sec.gov.

Financial Tables to Follow...

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	MAY 3, 2003	AUG. 3, 2002
Assets

Cash and short-term investments	$148,763	$145,424
Accounts receivable, net	394,166	415,853
Inventories, net	293,529	256,910
Other current assets	106,960	94,947

Total current assets	943,418	913,134

Property, plant and equipment, net	597,993	605,095
Other assets	486,436	492,214

Total assets	$2,027,847	$2,010,443

Liabilities and Stockholders’ Equity

Short-term debt	$57,626	$103,546
Accounts payable, income taxes
and other current liabilities	332,604	331,777

Total current liabilities	390,230	435,323

Long-term debt	606,139	619,705
Deferred taxes and other
non-current liabilities	142,673	135,695

Total liabilities	1,139,042	1,190,723

Stockholders’ equity	888,805	819,720

Total liabilities and
stockholders’ equity	$2,027,847	$2,010,443

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except per share data)

	THIRD QUARTER ENDED			NINE MONTHS ENDED

	MAY 3, 2003		APR. 27, 2002	MAY 3, 2003		APR. 27, 2002

Net sales	$421,491		$302,377	$1,142,223		$861,931
Cost of sales	205,587		145,482	579,933		425,946

Gross profit	215,904		156,895	562,290		435,985

Selling, general and
administrative expenses	138,664		107,245	384,361		306,471
Research and development	14,255		13,159	39,715		38,474
Restructuring and other charges	5,036		–	46,335		–

Interest expense, net	5,765		2,590	19,238		8,668

Earnings before income taxes	52,184		33,901	72,641		82,372

Provision for income taxes	11,829		7,458	24,045		18,122

Net earnings	$40,355		$26,443	$48,596		$64,250

Earnings per share:
Basic:	$0.33		$0.22	$0.40		$0.53

Diluted:	$0.33		$0.21	$0.39		$0.52

Average number of
shares outstanding:
Basic:	123,146		122,336	122,983		122,242
Diluted	123,891		123,512	123,745		123,478

Net earnings as reported	$40,355		$26,443	$48,596		$64,250
Restructuring and other
charges after pro forma tax effect	4,277	(a)	–	44,205	(a)	–

Pro forma earnings	$44,632		$26,443	$92,801		$64,250

Diluted earnings per
share as reported	$0.33		$0.21	$0.39		$0.52

Restructuring and
other charges	$0.03	(a)	$–	$0.36	(a)	$–

Pro forma diluted
earnings per share	$0.36		$0.21	$0.75		$0.52

(a) Restructuring and other charges for the nine months includes $37,600 (30 cents per share) of acquired in-process research and development and $8,735 (6 cents per share, after pro forma tax effect) of restructuring costs inclusive of $5,036 (3 cents per share, after pro forma tax effect) incurred in the third quarter.

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION
(DOLLAR AMOUNTS IN THOUSANDS)

					% CHANGE
SALES			%		IN LOCAL
THIRD QUARTER ENDED:	MAY 3, 2003	APR. 27, 2002	CHANGE		CURRENCY

MARKET SEGMENT
INFORMATION:

Medical (a)	$83,985	$79,075	6		–
BioPharmaceuticals (a)	93,295	73,093	27	½	16	½

Total Life Sciences	177,280	152,168	16	½	8

General Industrial	150,050	84,351	78		57
Aerospace	51,060	38,454	33		25	½
Microelectronics	43,101	27,404	57	½	46

Total Industrial	244,211	150,209	62	½	47

Total	$421,491	$302,377	39	½	27	½

GEOGRAPHIC
INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western Hemisphere	$164,410	$141,829	16		15
Europe	178,536	107,328	66	½	39
Asia	78,545	53,220	47	½	36	½

Total	$421,491	$302,377	39	½	27	½

TOTAL SALES
Western Hemisphere	$206,492	$172,721
Europe	202,241	123,853
Asia	79,680	53,609
Eliminations	(66,922)	(47,806)

Total	$421,491	$302,377

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

OPERATING PROFIT
THIRD QUARTER ENDED:	MAY 3, 2003%		APR. 27, 2002%

MARKET SEGMENT
INFORMATION:

Medical (a)	$16,413	19.5	$12,370	15.6
BioPharmaceuticals (a)	23,269	24.9	18,290	25.0

Total Life Sciences	39,682	22.4	30,660	20.1

General Industrial	19,582	13.1	9,042	10.7
Aerospace	16,354	32.0	8,961	23.3
Microelectronics	7,761	18.0	2,416	8.8

Total Industrial	43,697	17.9	20,419	13.6

Subtotal	83,379	19.8	51,079	16.9
Restructuring and other charges	(5,036)		–
General corporate expenses	(20,394)		(14,588)
Interest expense, net	(5,765)		(2,590)

Earnings before income taxes	$52,184		$33,901

GEOGRAPHIC INFORMATION:

Western Hemisphere	$31,801	15.4	$19,981	11.6
Europe	36,996	18.3	22,956	18.5
Asia	13,858	17.4	8,607	16.1
Eliminations	724		(465)

Subtotal	83,379	19.8	51,079	16.9
Restructuring and other charges	(5,036)
General corporate expenses	(20,394)		(14,588)
Interest expense, net	(5,765)		(2,590)

Earnings before income taxes	$52,184		$33,901

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION
(DOLLAR AMOUNTS IN THOUSANDS)

					% CHANGE
SALES			%		IN LOCAL
NINE MONTHS ENDED:	MAY 3, 2003	APR. 27, 2002	CHANGE		CURRENCY

MARKET SEGMENT
INFORMATION:

Medical (a)	$221,070	$219,243	1		(3	½)
BioPharmaceuticals (a)	249,010	205,967	21		13	½

Total Life Sciences	470,080	425,210	10	½	4	½

General Industrial	417,317	245,046	70	½	57	½
Aerospace	134,032	114,836	16	½	11	½
Microelectronics	120,794	76,839	57		49	½

Total Industrial	672,143	436,721	54		44

Total	$1,142,223	$861,931	32	½	24	½

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western Hemisphere	$453,569	$393,841	15		16
Europe	479,556	307,348	56		36
Asia	209,098	160,742	30		24

Total	$1,142,223	$861,931	32	½	24	½

TOTAL SALES

Western Hemisphere	$573,848	$479,596
Europe	541,140	350,238
Asia	211,953	162,097
Eliminations	(184,718)	(130,000)

Total	$1,142,223	$861,931

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

OPERATING PROFIT
NINE MONTHS ENDED:	MAY 3, 2003%		APR. 27, 2002%

MARKET SEGMENT
INFORMATION:

Medical (a)	$33,605	15.2	$28,566	13.0
BioPharmaceuticals (a)	54,480	21.9	51,558	25.0

Life Sciences	88,085	18.7	80,124	18.8

General Industrial	44,619	10.7	25,338	10.3
Aerospace	37,593	28.0	27,672	24.1
Microelectronics	19,821	16.4	2,560	3.3

Industrial	102,033	15.2	55,570	12.7

Subtotal	190,118	16.6	135,694	15.7
Restructuring and other charges	(46,335)		–
General corporate expenses	(51,904)		(44,654)
Interest expense, net	(19,238)		(8,668)

Earnings before income taxes	$72,641		$82,372

GEOGRAPHIC INFORMATION:

Western Hemisphere	$76,477	13.3	$51,564	10.8
Europe	83,994	15.5	57,640	16.5
Asia	31,509	14.9	26,174	16.1
Eliminations	(1,862)		316

Subtotal	190,118	16.6	135,694	15.7
Restructuring and other charges	(46,335)		–
General corporate expenses	(51,904)		(44,654)
Interest expense, net	(19,238)		(8,668)

Earnings before income taxes	$72,641		$82,372

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.

Contact:

John Adamovich,
Pall Corporation
Tel: (516) 801-9808

###